FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE DECLARES DIVIDEND

Increases Dividend 11% to $0.10 per share

BLOOMFIELD HILLS, MI, January 31, 2012 – Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today announced that its Board of Directors has approved an 11% increase in the Company’s dividend to $0.10 per share. The dividend is payable on March 1, 2012, to shareholders of record on February 10, 2012.

President Rob Kurnick said, “Increasing the dividend to $0.10 per share represents the highest quarterly dividend in the history of our Company and demonstrates the strength of our financial position and the continued confidence we have in the improving auto retail environment.”

About Penske Automotive
Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 333 retail automotive franchises, representing 42 different brands and 29 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 166 franchises in 17 states and Puerto Rico and 167 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and has approximately 16,000 employees.

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding PAG. Actual results may vary materially because of risks and uncertainties as well as external factors such as consumer credit conditions; adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to natural disasters such as the earthquake and tsunami that struck Japan in March 2011; macro-economic factors; interest rate fluctuations; changes in consumer spending; and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about PAG’s business, markets, conditions and other uncertainties, which could affect PAG’s future performance, which are contained in the Company’s Form 10-K for the year ended December 31, 2010, and its other filings with the Securities and Exchange Commission and which are incorporated into this press release by reference. This press release speaks only as of its date, and Penske Automotive Group, Inc. disclaims any duty to update the information herein.

Find a vehicle: http://www.penskecars.com
Engage Penske Automotive: http://www.penskesocial.com
Like Penske Automotive on Facebook: https://facebook.com/PenskeCars
Follow Penske Automotive on Twitter: https://twitter.com/#!/Penskecarscorp
Visit Penske Automotive on YouTube: http://www.youtube.com/penskecars

Inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

# # #